Exhibit 2

Green Dot Corporation

1675 N. Freedom Blvd (200 West)

Provo, UT 84604

       March 28, 2025

Steel Services Ltd.

590 Madison Avenue, 32nd Floor

New York, New York 10022

Re: Non-Disclosure Agreement

Ladies and Gentlemen:

In connection with the consideration of a possible business transaction (a “Possible Transaction”) involving Steel Services Ltd. (collectively with its direct and indirect parent companies, “Steel Partners”), and Green Dot Corporation (collectively with its subsidiaries, “GDOT”; each of Steel Partners and GDOT is referred to as a “Party” and together as the “Parties”), each Party is prepared to make available to the other Party certain information concerning its or its affiliates’ business, properties, other assets, liabilities, financial condition, strategy and operations. As used in this letter agreement, the term “Recipient” means Steel Partners or GDOT, as applicable, with respect to Evaluation Material (as hereinafter defined) received by such Party, as applicable, or any of its Representatives (as hereinafter defined) from or on behalf of the other Party or such other Party’s Representatives, and the term “Disclosing Party” means Steel Partners or GDOT, as applicable, with respect to Evaluation Material disclosed by or on behalf of such Party, as applicable, or any of its Representatives to the other Party or such other Party’s Representatives. The term “Representatives” with respect to either Party shall include such Party’s controlled affiliates and its and their directors, officers, managers, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants, and financial advisors) and with the prior written consent of the other Party (not to be unreasonably withheld) actual or potential debt or equity financing sources.

1. Evaluation Material. The term “Evaluation Material” shall mean all information concerning the Disclosing Party (including concerning its or its subsidiaries’ business, properties, other assets, liabilities, financial condition, strategy and operations) which is furnished to the Recipient or the Recipient’s Representatives in connection with a Possible Transaction by or on behalf of the Disclosing Party or its Representatives, whether on or after February 3, 2025, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda, documents, records or other materials prepared by the Recipient or any of its Representatives which contain or reflect such information, in any such instance, whether or not marked, designated or otherwise identified as “confidential”. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this letter agreement, (ii) was within the Recipient’s or its Representative’s possession on a non-confidential basis prior to it being furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party or any of its Representatives, provided that the source of such information was not known by the Recipient or its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information, (iii) is or becomes available to the Recipient or its Representatives on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives, provided that such source is not known by the Recipient or its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information, or (iv) is independently developed by the Recipient or its Representatives without the use of, or reference to, any Evaluation Material.

2. Use and Disclosure of Evaluation Material. Each Party recognizes and acknowledges the confidential nature of the Evaluation Material and the damage that would result to the Disclosing Party if any information contained therein is disclosed to a third party in breach of this letter agreement. The Parties hereby agree that the Evaluation Material will be kept confidential and that the Recipient and its Representatives will not disclose any of the Evaluation Material or Discussion Information (as defined below) except in compliance with this letter agreement and will use such Evaluation Material only for the purpose of evaluating, negotiating, structuring, or implementing a Possible Transaction; provided, however, that any of the Evaluation Material or Discussion Information may be disclosed to the Recipient’s Representatives who need to know such information for the purpose of evaluating, negotiating, structuring, or implementing a Possible Transaction and who are advised of, and are subject to a contractual, legal or fiduciary obligation to comply with, the confidentiality obligations hereunder. The Recipient agrees that it shall be responsible for any breach of this letter agreement by the Recipient or any of its Representatives.

In addition, each Party agrees that, without the prior written consent of the other Party, neither it nor any of its Representatives shall, except in compliance with this letter agreement, disclose to any other person the fact that any Recipient or any of its Representatives has received Evaluation Material or that Evaluation Material has been made available to a Recipient or its Representatives, that investigations, discussions or negotiations are taking place, or have taken place, concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the Parties (collectively, the “Discussion Information”). The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, limited liability company, partnership, group, individual or other entity.

In the event that the Recipient or any of its Representatives is requested or required by applicable law (including the applicable rules of any securities exchange or interdealer quotation system), rules, regulation or legal, judicial, regulatory or administrative process (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information, the Recipient shall provide the Disclosing Party with prompt written notice of any such request or requirement to the extent not prohibited by law so that the Disclosing Party may seek, at the Disclosing Party’s expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement, and the Recipient shall use commercially reasonable efforts (at the Disclosing Party’s expense) to consult and cooperate with the Disclosing Party to the extent permitted by law with respect to taking steps to resist or narrow the scope of such request or requirement. If, in the absence of a protective order or other remedy or the receipt of a written waiver by the Disclosing Party, the Recipient or any of its Representatives are nonetheless, after consultation with legal counsel, legally required to disclose Evaluation Material or Discussion Information, the Recipient or its Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which the Recipient or its Representative is legally required to disclose, provided that, at the request of the Disclosing Party, the Recipient will use commercially reasonable efforts (at the expense of the Disclosing Party) to obtain assurance that confidential treatment will be accorded such Evaluation Material and/or Discussion Information, as applicable. Notwithstanding the foregoing, the Recipient and its Representatives may disclose Evaluation Material or Discussion Information, as applicable, and need not provide the notice required by this paragraph, in response to a request by a regulatory authority with jurisdiction over the Recipient or the applicable Representative in connection with a supervisory proceeding, audit or examination in the ordinary course of the Recipient’s or such Representative’s business, which request does not reference and is not directed at the Disclosing Party, the Evaluation Material, the Discussion Information, this letter agreement or the Possible Transaction; provided that the Recipient or its Representatives, as applicable, advise such authority of the confidential nature of such Evaluation Material or Discussion Information.

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Notwithstanding anything to the contrary in this Section 2, if any Evaluation Material or Discussion Information includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations or similar legal process, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of each Party that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information and its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and that all Evaluation Material furnished by or on behalf of the Disclosing Party or any of its Representatives to the Recipient or any of its Representatives that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine.

3. Return and Destruction of Evaluation Material. Upon the Disclosing Party’s written request, the Recipient and its Representatives will promptly deliver to the Disclosing Party or destroy (at Recipient’s or the applicable Representative’s option) all Evaluation Material furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party or its Representatives. In the event of such a request, all Evaluation Material shall be returned or destroyed and no copy thereof shall be retained other than in electronic files pursuant to the Recipient’s or its Representatives’ current automatic archiving and backup procedures; provided, however, that Evaluation Material may be kept by the Recipient or its Representatives solely for purposes of compliance with a pre-existing bona fide regulatory or corporate records retention policy in the ordinary course. Notwithstanding the return or destruction of the Evaluation Material, the Recipient and its Representatives shall continue to be bound by the confidentiality and other obligations pursuant to the terms of this letter agreement.

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4. Standstill. Steel Partners agrees that during the Standstill Period (as defined below), neither it nor any of its affiliates will, unless specifically invited by GDOT, directly or indirectly (the obligations pursuant to this paragraph being, the “Standstill”): (i) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of GDOT; (ii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether subject to or exempt from the proxy rules, or seek to advise or influence any person or entity with respect to the voting of any voting securities of GDOT; (iii) form, join or participate in a “group” (that includes persons or entities other than Steel Partners and its affiliates) within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of GDOT; (iv) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (a) any of the assets, tangible and intangible, of GDOT or (b) direct or indirect rights, warrants or options to acquire any assets of GDOT in each case, except in the ordinary course of business for such assets as are not material in amount; (v) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of GDOT; (vi) otherwise act, alone or in concert with others, to seek to propose to the other Party or any of its affiliates or shareholders any merger, business combination, consolidation, sale, restructuring, reorganization, recapitalization or other transaction involving GDOT or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of GDOT or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the shareholders of GDOT or any of its affiliates; (vii) make any request or proposal to amend, waive or terminate any provision of this Standstill (provided, that the foregoing shall not prohibit a confidential request made to GDOT’s Chief Executive Officer or Board of Directors in a manner that would not reasonably be expected to result in GDOT being required by applicable law or the rules of the New York Stock Exchange to make a public disclosure thereof) or seek permission to make or make any public announcement with respect to any provision of the Standstill; or (viii) publicly announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (vii) of this Standstill, or take any action that would be reasonably expected to result in GDOT being required by applicable law or the rules of the New York Stock Exchange to make a public disclosure regarding any of the matters referred to in clauses (i) through (vii) of the Standstill. Notwithstanding anything to the contrary in this Section 4, (a) this letter agreement, including this Section 4, shall not prevent Steel Partners from (x) initiating, making or continuing any non-public discussions, requests, proposals or communications with GDOT (including its Chief Executive Officer and Board of Directors) and its financial and legal advisors and Representatives or (y) making any non-public offer or proposal to GDOT’s Chief Executive Officer or Board of Directors, in each case of clauses (x) and (y) relating to the Possible Transaction (in each of the foregoing clauses (x) and (y), in a manner that would not reasonably be expected to result in public disclosure thereof being required by applicable law or the rules of the New York Stock Exchange) and (b) the restrictions imposed upon Steel Partners in this Section 4 shall immediately terminate and be of no further effect if GDOT enters into a binding definitive agreement with a third party to effect a Control Transaction or a third party commences, or announces the commencement of a tender or exchange offer to effect a Control Transaction. For purposes of this letter agreement, a “Control Transaction” shall a mean transaction or a series of related transactions in which a person or “group” of persons (as determined in accordance with Section 13(d)(3) of the Exchange Act) would, upon consummation of such transaction(s), acquire, directly or indirectly, including by merger, consolidation, asset sale, acquisition, liquidation, dissolution, restructuring, reorganization, recapitalization or other business combination transaction, control of at least a majority of the total voting securities or assets of GDOT. Notwithstanding anything to the contrary in this letter agreement, if GDOT or any of its Representatives publicly discloses any material non-factual matter regarding Steel Partners or any of its affiliates that would reasonably be construed as disparaging, false or misleading in any material respect, with respect to Steel Partners or any such affiliate, Steel Partners and such affiliate shall be permitted to respond to such disclosure to the extent Steel Partners or such affiliate reasonably determines to be necessary and appropriate to correct such disparagement, falsity or misstatement, provided that Steel Partners and its affiliates will not be permitted to disclose Evaluation Material or Discussion Information in connection therewith. The “Standstill Period” shall mean the period commencing on the date hereof and ending on the earlier of (x) the date that is 30 days prior to the last date a Record Stockholder (as defined in the Amended and Restated Bylaws of GDOT (as further amended, the “Bylaws”)) may deliver notice to GDOT to nominate any person as a director at GDOT’s 2026 Annual Meeting of Stockholders (including any postponement, adjournment or rescheduling thereof) in accordance with the Bylaws and (y) the date that is 30 days prior to the last date a Record Stockholder may deliver notice to GDOT to nominate any person as a director or make any proposal at the first special meeting of the stockholders of GDOT called after the date hereof in accordance with the Bylaws. Notwithstanding anything to the contrary in this letter agreement, GDOT acknowledges and agrees that after the expiration of the Standstill Period, Steel Partners and its affiliates shall not be prohibited by this letter agreement from taking any of the actions described in clauses (i) through (viii) of this Section 4 so long as Steel Partners and its Representatives do not use or disclose any Evaluation Material or Discussion Information in violation of this letter agreement except for disclosures that are limited to that reasonably required by applicable law, rule or regulation in connection therewith and made in accordance with the third paragraph of Section 2. Notwithstanding anything to the contrary contained in this letter agreement, GDOT acknowledges and agrees that Steel Partners and its affiliates shall be permitted to file a Schedule 13D amendment with the U.S. Securities and Exchange Commission (the “SEC”) disclosing that the Parties entered into this letter agreement in substantially the form previously shared with GDOT. Notwithstanding the foregoing, GDOT acknowledges and agrees that any affiliates of Steel Partners that engage in investment activities in the ordinary course of business that (a) are not provided access to Evaluation Material or Discussion Information, (b) do not act on the behalf of or at the direction of Steel Partners with respect to the Possible Transaction, GDOT or any securities of GDOT and (c) are not directed to trade in securities of GDOT by Steel Partners or any of its Representatives who have been provided access to Evaluation Material or Discussion Information or who are acting on the behalf of or at the direction of Steel Partners or any such Representatives (each, a “Specified Affiliate”) shall not be subject to any restrictions on trading under this letter agreement; provided that Steel Partners and any of its Representatives who have been provided access to Evaluation Material or Discussion Information or who are acting on the behalf of or at the direction of Steel Partners or any such Representatives shall continue to comply with the terms of this letter agreement in all respects. Further, GDOT acknowledges that certain Steel Partners employees may serve as directors or officers of Specified Affiliates, and such Specified Affiliates will not be deemed to have received Evaluation Material or Discussion Information solely due to the dual role of any such employee so long as such employee (i) does not provide any Evaluation Material or Discussion Information to such Specified Affiliate or any other director, officer or employee thereof, (ii) does not instruct, direct, induce or encourage such Specified Affiliate or any other director, officer or employee thereof to take any action that would violate this letter agreement if taken by Steel Partners, and (iii) does not use, for any purpose in the capacity of a director, officer or other Representative of such Specified Affiliate, the Evaluation Material or Discussion Information.

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5. Non-Solicit; No Hire. Each Party also agrees that, for a period of twelve (12) months from the date of this letter agreement, such Party and its affiliates will not, without the other Party’s prior written consent, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with, any employee of the other Party or any of its subsidiaries with the title of Senior Vice President or above, or otherwise solicit, induce or otherwise encourage any such person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the other Party or any of its subsidiaries, other than (a) solicitation for purposes of employment through general advertising or other general solicitation not targeted at the employees of the other Party or (b) taking any of the foregoing actions with any such employee who (i) responds to such general advertising or solicitation without having been solicited in a manner prohibited hereby or (ii) approaches such Party without having been solicited in a manner prohibited hereby and whose employment with the other Party has been terminated for a period of at least three (3) months prior to the commencement of employment discussions between any such employee and such Party.

6. No Representations or Warranties. The Parties understand, acknowledge and agree that neither Party nor any of its Representatives makes any representation or warranty, express or implied, herein as to the accuracy, reliability, completeness or non-infringement of the Evaluation Material. The Parties agree that neither Party nor any of its Representatives shall have any liability to the other Party or to any of the other Party’s Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom except as set forth in a final definitive agreement regarding any transactions contemplated hereby. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

7. Material Non-Public Information. Each Recipient acknowledges and agrees that it is aware (and that its Representatives are aware or, upon receipt of any Evaluation Material or Discussion Information, will be advised by it) that (i) the Evaluation Material being furnished to the Recipient or its Representatives may contain material, non-public information regarding the Disclosing Party and (ii) the securities laws prohibit any persons who have material, non-public information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

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8. Communications. Unless otherwise agreed to by GDOT, all communications to GDOT or its Representatives regarding the Possible Transaction will be submitted or directed exclusively to the Chairman or Chief Executive Officer of GDOT or such other persons as such individuals may designate. Unless otherwise agreed to by Steel Partners, all communications to Steel Partners or its Representatives regarding a Possible Transaction will be submitted or directed exclusively to Warren G. Lichtenstein, Jack L. Howard and Joseph R. Martin or such other persons as any such individual may designate.

9. No Agreement. The Parties understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between the Parties unless and until a final definitive agreement has been executed and delivered. The Parties also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, no Party will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The Parties further acknowledge and agree that until such definitive agreement is entered into, each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or any of the other Party’s Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the other Party at any time for any reason and without providing any reason therefor.

10. No Waiver of Rights; Assignment. It is understood and agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and obligations of either Party under this letter agreement may not be assigned or transferred to any person without the express prior consent of the other Party in the other Party’s sole discretion, and any attempted assignment in violation of this provision will be void; provided that a Party may assign this letter agreement without the consent of the other Party in connection with the sale of all or substantially all of such Party’s assets or a merger, consolidation or other business combination of such Party with or into another person, provided that such assignment shall not relieve such Party of any of its or its Representatives’ obligations under this letter agreement.

11. Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach or threatened breach of this letter agreement by either Party or any of its Representatives, that the non-breaching Party would be irreparably harmed as a result of any breach or threatened breach and that the non-breaching Party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or threatened breach, and in any such case, without proof of actual damages or the requirement for the securing or posting of any bond. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching Party.

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12. Governing Law. This letter agreement is for the benefit of the Parties hereto, and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event that such court lacks jurisdiction, any other court in the State of Delaware (the “Chosen Courts”), for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Entire Agreement. This letter agreement contains the entire agreement between the Parties hereto regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter, and shall not be subsequently limited by any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by either Party in connection with its access to any data site maintained in connection with a Possible Transaction.

14. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of the Parties.

15. Counterparts. This letter agreement may be signed by facsimile transmission or portable document format (.pdf) and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

16. Severability. If any provision of this letter agreement is found to violate or be unenforceable under any law, statute, regulation, rule, order or decree of any governmental authority, court or agency, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid or unenforceable provision shall be reformed, construed, and enforced such that the invalid or unenforceable provision shall be interpreted to be only so broad as is valid and enforceable.

17. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

18. Term. This letter agreement will terminate two (2) years after the date hereof.

[Signature Page Follows]

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Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement.

Very truly yours, GREEN DOT CORPORATION

By:	/s/ Amy Pugh
	Name:	Amy Pugh
	Title:	General Counsel

[Signature Page to Non-Disclosure Agreement]

CONFIRMED AND AGREED as of the date first written above: STEEL SERVICES LTD.

By:	/s/ Joseph Martin
	Name:	Joseph Martin
	Title:	Chief Legal Officer

[Signature Page to Non-Disclosure Agreement]